Exhibit 21.1

LIST OF SUBSIDIARIES OF THE REGISTRANT

Subsidiary	Jurisdiction

Meru Networks International, Inc.	Delaware

Meru Networks India Private Limited	India

Meru Networks K.K.	Japan

Meru Networks B.V.	Netherlands